Exhibit 99.7

CONSENT

I hereby consent to being named in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by Digitas Inc. (“Digitas”) on August 12, 2004 (and any amendments thereto) as a person who will become a director of Digitas upon the consummation of the transactions described therein.

August 17, 2004

/s/    Joseph Zimmel

Joseph Zimmel